                                                             Exhibit 99.1


RTI International Announces Third Quarter Results

    NILES, Ohio--(BUSINESS WIRE)--Oct. 25, 2004--RTI International Metals, Inc., (NYSE:RTI) released results today for the third quarter of 2004.

    The Company reported a net loss for the third quarter of $2.2 million, or $0.10 per share, on sales of $53.9 million. Third quarter results included the recognition of $2.4 million in expense related to the implementation of Section 404 of the new Sarbanes-Oxley requirements. Results for the third quarter of 2003 were a loss of $2.5 million, or $0.12 per share, on sales of $50.2 million.

    The Titanium Group shipped 1.6 million pounds of mill products at an average realized price of $13.51 per pound during the quarter. The Group's operating results improved by $2.6 million over the third quarter of 2003, as cost reductions more than offset lower prices. Third quarter sales of $37.6 million, including intercompany sales of $25.1 million, generated a $1.0 million operating loss. During the same period a year ago, the Group had an operating loss of $3.6 million on sales of $38.8 million, including $24.9 million of intercompany sales.

    The Titanium Group's third quarter performance included a $1.4 million operating loss at its Niles, Ohio plant where non-represented personnel have been operating the facility since October, 2003 when former hourly employees declined a new contract offer. The Niles plant results represent a significant improvement over the third quarter of 2003, when the facility lost $3.4 million, and the second quarter this year, when it lost $3.0 million. The plant's current quarter shipments exceeded shipments in both of those prior periods.

    The Fabrication & Distribution Group had an operating loss of $1.5 million on sales of $50.7 million during the third quarter. In addition to conditions in many of the markets to which it sells, the Group's financial performance in the quarter was impacted by the additional expense related to the Sarbanes-Oxley implementation. For the same period in 2003, the Group had an operating loss of $0.6 million on sales of $36.2 million.

    Commenting on the quarter, Timothy G. Rupert, President and CEO, said, "While RTI's third quarter results reflect the production of low-priced orders taken at the bottom of the commercial aerospace downturn, market conditions are improving. Demand for titanium is improving, as is our order backlog. The initial cost of implementing Sarbanes-Oxley should be substantially reduced in the fourth quarter. As we go through 2005, we expect that increased capacity utilization and further cost reduction will result in a return to profitability in the Titanium Group. Activity should increase in the Fabrication & Distribution Group as well. We are excited about the acquisition of Claro Precision, Inc., which was completed earlier this month. Claro's ability to perform precision machining and produce subassemblies will enhance our fabricating capability, open new markets and improve profitability."

The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties including, but not limited to, the outcome of labor negotiations, the current impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the assimilation of Claro Precision, Inc. into RTI, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

    RTI International Metals(R), headquartered in Niles, Ohio, is one of the world's largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

    NOTE: RTI International Metals, Inc. has scheduled a conference call for Tuesday, October 26, 2004, at 3:30 p.m., Eastern Time, to discuss this press release. Timothy G. Rupert, President and CEO, John H. Odle, Executive Vice President, and Lawrence W. Jacobs, Vice President and CFO, will represent RTI. To participate in the call, please dial toll free (USA/Canada) 800-230-1093 or (International) 612-332-0226 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Friday, October 29, 2004, by dialing (USA/Canada) 800-475-6701 or (International) 320-365-3844 and Access Code 749199.

                    RTI INTERNATIONAL METALS, INC.
        CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                        (Dollars in thousands)

                                  QUARTER ENDED     NINE MONTHS ENDED
                                  SEPTEMBER 30,       SEPTEMBER 30,
                                -----------------  ------------------
                                 2004      2003      2004      2003
Sales                          $ 53,916  $ 50,173  $163,602  $157,788
Cost of sales                    46,232    45,947   144,083   138,633
                               --------  --------  --------  --------
Gross profit                      7,684     4,226    19,519    19,155
Selling, general and
 administrative expenses         10,242     8,107    27,057    23,362
Research, technical and
 product development expenses       281       336       865     1,030
Other operating income - net        420       -         517       967
                               --------  --------  --------  --------
Operating income                 (2,419)   (4,217)   (7,886)   (4,270)

Other income - net                  149       243     9,521     9,286
Interest income (expense)            68       (99)       89      (469)
                               --------  --------  --------  --------
Income before income taxes       (2,202)   (4,073)    1,724     4,547

Provision for income taxes          (35)   (1,548)      683     1,728
                               --------  --------  --------  --------
Net income                     $ (2,167) $ (2,525) $  1,041  $  2,819
                               ========  ========  ========  ========

Net income per common share:
     Basic                     $  (0.10) $  (0.12) $   0.05  $   0.14
                               ========  ========  ========  ========

     Diluted                   $  (0.10) $  (0.12) $   0.05  $   0.13
                               ========  ========  ========  ========

Weighted average shares
 outstanding (in thousands):
     Basic                       21,221    20,819    21,177    20,822

     Diluted                     21,351    20,951    21,476    20,935


                         RTI INTERNATIONAL METALS, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                           SEPTEMBER 30,  DECEMBER 31,
                                               2004          2003
                                            (Unaudited)    (Audited)
                                           -------------  ------------
 ASSETS:
   Current assets
     Cash and cash equivalents              $    78,369   $    67,970
     Accounts receivable                         38,639        30,855
     Inventories                                137,057       153,497
     Current deferred income tax assets           5,251         5,251
     Other current assets                         3,804         3,284
                                            -----------   -----------
   Total current assets                         263,120       260,857
     Property, plant and equipment net           80,636        85,505
     Goodwill                                    34,133        34,133
     Noncurrent deferred income tax assets        5,602         5,616
     Other noncurrent assets                      3,634         3,823
                                            -----------   -----------
   Total assets                             $   387,125   $   389,934
                                            ===========   ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY:
   Current liabilities
     Accounts payable                       $    11,768   $    14,008
     Accrued liabilities                         15,443        19,321
                                            -----------   -----------
   Total current liabilities                     27,211        33,329
     Long-term debt                                 -             -
     Accrued pension cost                        14,182        12,445
     Accrued postretirement benefit cost         20,996        20,428
     Other noncurrent liabilities                 4,565         6,072
                                            -----------   -----------
   Total liabilities                             66,954        72,274
   Total shareholders' equity                   320,171       317,660
                                            -----------   -----------
   Total liabilities and
    shareholders' equity                    $   387,125   $   389,934
                                            ===========   ===========


                CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,
                                            -------------------------
                                               2004          2003
 Cash provided by operating activities
  (adjustment for items not affecting
   funds from operations of $9,775 and
   $9,220 respectively)                     $    13,686   $    19,677
 Cash used in investing activities (net
   of asset disposals of $550 and $1,437
   respectively)                                 (5,852)       (2,697)
 Cash used in financing activities                2,565          (469)
                                            -----------   -----------
 Increase in cash and cash equivalents           10,399        16,511
 Cash and cash equivalents at
  beginning of period                            67,970        40,666
                                            -----------   -----------
 Cash and cash equivalents at
  end of period                             $    78,369   $    57,177
                                            ===========   ===========


                                    CONTACT:
                         RTI International Metals, Inc.
                         Richard E. Leone, 330-544-7622
                               rleone@rtiintl.com


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